SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Admendment No. 1)

       Filed by the registrant  X
                               ---
       Filed by a party other than the registrant
                                                 ----
       Check the appropriate box:
           Preliminary proxy statement
        ---
           Definitive proxy statement
        ---
           Definitive additional materials
        ---
           Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
        ---
                               SanDisk Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               SanDisk Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
         X No fee required.
        ---
           $500 per each party to the controversy pursuant to Exchange Act Rule
        ---
           14a-6(i)(3). Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        ---
--------------------------------------------------------------------------------
         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2)      Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
         (5)      Total fee paid:

--------------------------------------------------------------------------------
            Fee paid previously with preliminary materials:
         ---
--------------------------------------------------------------------------------
           Check box if any part of the fee is offset as  provided  by  Exchange
       ---
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:   $

--------------------------------------------------------------------------------
         (2)      Form, schedule or registration statement no.: Final Proxy

--------------------------------------------------------------------------------
         (3)      Filing party:  SanDisk Corporation

--------------------------------------------------------------------------------
         (4)      Date filed:       March 30, 1999
--------------------------------------------------------------------------------

                               SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089




Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation (the "Company") which will be held on May 12, 1999 at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect seven (7) directors of the Company, (ii) to approve an amendment to the Company's 1995 Stock Option Plan (iii) to approve a series of amendments to the 1995 Non-Employee Directors Stock Option Plan (iv) to approve an amendment to the Company's Employee Stock Purchase Plan and (v) to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending January 2, 2000.

The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than May 12, 1999. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company's 1998 Annual Report has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

                                Sincerely yours,


                                 /s/ Eli Harari

                                 Eli Harari
                                 President and Chief Executive Officer

Sunnyvale, California
March 30, 1999


--------------------------------------------------------------------------------
                                    IMPORTANT

Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that if you are unable to attend the Annual Meeting, your shares may be voted.
--------------------------------------------------------------------------------

                               SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD May 12, 1999


TO OUR STOCKHOLDERS:

You are  cordially  invited to attend the Annual  Meeting of  Stockholders  (the
"Annual Meeting") of SanDisk Corporation, a Delaware corporation (the "Company"), to be held on May 12, 1999 at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089, for the following purposes:

1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, William V. Campbell, Catherine P. Lego, Dr. James D. Meindl, Thomas F. Mulvaney and Alan F. Shugart.

2. To approve an amendment to the Company's 1995 Stock Option Plan which would (i) increase the number of shares issuable under such plan by an additional 3,500,000 shares of the Company's common stock and (ii) implement an automatic share increase feature pursuant to which the share reserve under the Option Plan would be increased on the first trading day in January each calendar year, beginning with calendar year 2002, by an amount equal to four and thirty-six hundredths percent (4.36%) of the total number of shares of the Company's common stock outstanding on the last trading day in December in the immediately preceding calendar year, but not more than a specified maximum number of shares per annual increase.

3. To approve a series of amendments to the 1995 Non-Employee Directors Stock Option Plan, including (i) a 200,000-share increase to the number of shares of the Company's common stock reserved for issuance under that plan, (ii) the implementation of an automatic share increase feature pursuant to which the share reserve under the Directors Plan would be increased on the first trading day in January each calendar year, beginning with calendar year 2002, by an amount equal to two tenths of one percent (0.2%) of the total number of shares of the Company's common stock outstanding on the last trading day in December in the immediately preceding calendar year, but not more than a specified maximum number of shares per annual increase, and (iii) an increase in the number of shares of common stock for which stock options are to be granted to newly-elected non-employee Board members at the time of their election to the Board and an increase in the number of shares of common stock for which continuing non-employee Board members are to be granted stock options on an annual basis under the plan.

4. To approve an amendment to the Company's Employee Stock Purchase Plan which would (i) increase the number of shares issuable under such plan by an additional 300,000 shares of the Company's common stock and (ii) implement an automatic share increase feature pursuant to which the share reserve under the Purchase Plan would be increased on the first trading day in January each calendar year, beginning with calendar year 2002, by an amount equal to forty-three hundredths percent (0.43%) of the total number of shares of the Company's common stock outstanding on the last trading day in December in the immediately preceding calendar year, but not more than a specified maximum number of shares per annual increase.

5. To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending January 2, 2000.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

Only stockholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

                       BY ORDER OF THE BOARD OF DIRECTORS





                       CINDY BURGDORF
                       Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

Sunnyvale, California
March 30, 1999


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                 PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                               SANDISK CORPORATION
                             TO BE HELD May 12, 1999



                                     GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SanDisk Corporation, a Delaware corporation (the "Company" or "SanDisk"), of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 12, 1999, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on March 15, 1999 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about April 9, 1999.

                                  VOTING RIGHTS

The close of business on March 15, 1999 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had approximately 26,819,100 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 212 stockholders of record. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his or her intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (seven at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The seven candidates receiving the highest number of votes will be elected. The Board of Directors is soliciting discretionary authority to vote proxies cumulatively. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1, 2, 3, 4, and 5 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

An affirmative vote of a plurality of the shares present or represented at the meeting and voting is required for the election of directors. An affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote is required for the approval of each of the other proposals. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions are counted as negative votes, whereas broker non-votes are not counted for purposes of determining whether Proposals 2, 3, 4 and 5 presented to stockholders have been approved.

                             REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                             SOLICITATION OF PROXIES

The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.
Except as described above, the Company does not intend to solicit proxies other than by mail.

THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 27, 1998 HAS BEEN MAILED CONCURRENTLY WITH THE MAILING OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. THE ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITING MATERIAL.

                       -----------------------------------

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS
                       -----------------------------------

At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the seven nominees named below for election to the Company's Board of Directors unless authority to vote for any such nominee is withheld. There are seven nominees, each of whom is currently a director of the Company. All of the current directors, other than Mr. Mulvaney, were elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.


                                    NOMINEES


         Set forth below is information regarding the nominees to the Board of Directors.
                                  Position(s) with the           First Elected
Name                                    Company            Age     Director
------------------------------ --------------------------  ---  --------------

Dr. Eli Harari ............... President, Chief Executive   53       1988
                               Officer and Director
Irwin Federman (1)............ Chairman of the Board        63       1988
William V. Campbell (2)....... Director                     58       1993
Catherine P. Lego (1)......... Director                     42       1989
Dr. James D. Meindl........... Director                     65       1989
Thomas Mulvaney (3)........... Director                     50       1998
Alan F. Shugart (2)........... Director                     68       1993


(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee
(3)      Member of the Audit Committee as of October 1998

            BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS


         Dr. Harari, the founder of the Company, has served as the President and Chief Executive Officer and as a director of the Company since June 1988. Dr. Harari founded Wafer Scale Integration, a privately held semiconductor company, in 1983 and was its President and Chief Executive Officer from 1983 to 1986, and Chairman and Chief Technical Officer from 1986 to 1988. From 1973 to 1983, Dr. Harari held various management positions with Honeywell Inc., Intel and Hughes Aircraft Microelectronics. Dr. Harari also serves on the boards of Artisan Components and USIC. Dr. Harari holds a Ph.D. degree in Solid State Sciences from Princeton University.

         Mr. Federman has served as Chairman of the Board of Directors since September 1988. Since April 1990, Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm. From 1988 to 1990, he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From August 1987 to December 1987, Mr. Federman was Vice Chairman of AMD, which acquired Monolithic Memories, a corporation engaged in the production of integrated circuits, with which he was affiliated for 16 years. From 1979 to 1987, Mr. Federman was President of Monolithic Memories. Mr. Federman served as Chairman of the Semiconductor Industry Association from 1986 to 1988. He is also a director of Komag Incorporated, Western Digital Corporation, NeoMagic, Inc., Checkpoint Software Technologies, Inc., MMC Networks, Inc. and various private corporations. Mr. Federman holds a B.S. degree from Brooklyn College.

         Mr. Campbell has served as a director of the Company since October 1993. Mr. Campbell is Chairman of the Board of Directors of Intuit, Inc. and was President and Chief Executive Officer and a director of Intuit Inc. from 1994 to 1998. From 1991 to 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company. From 1987 to 1991, Mr. Campbell was President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer Inc. Mr. Campbell holds both B.A. and M.A. degrees in Economics from Columbia University.

         Ms. Lego has served as a director of the Company since March 1989. Ms. Lego has been self-employed with her consulting firm, Lego Ventures, since 1992. From 1981 to 1992, Ms. Lego held various positions with Oak Investment Partners, a venture capital firm and was general partner of several of the venture capital partnerships affiliated with Oak Investment Partners. Ms. Lego also serves as a director of Uniphase Corporation, Zitel Corporation and various private corporations. Ms. Lego is a Certified Public Accountant and holds a B.A. degree in Economics and Biology from Williams College and an M.S. degree in Accounting from the New York University Graduate School of Business.

         Dr. Meindl has served as a director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. From 1967 to 1986, he was the John
M. Fluke Professor of Electrical Engineering at Stanford University. Dr. Meindl serves as a director of Zoran, Inc. and Digital Microwave. Dr. Meindl holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from Carnegie-Mellon University.

         Mr. Mulvaney has served as a director of the Company since October 1998. He has been Senior Vice President, General Counsel and Secretary at Seagate Technology, Inc., since 1996. Mr. Mulvaney was Vice President, General Counsel and Secretary at Conner Peripherals from May 1995 until February 1996. Prior to joining Conner Peripherals, he was with VLSI Technology, Inc., a semiconductor company, from 1990 to 1995, where he served as Vice President, General Counsel and Secretary, and held departmental responsibility for legal, human resources, corporate communications and facilities. Mr. Mulvaney holds a B.A. degree from Santa Clara University and a J.D. degree from University of San Diego.

         Mr. Shugart has served as a director of the Company since January 1993. Mr. Shugart founded Seagate Technology, Inc. in 1979, building the company into the world's largest independent manufacturer of disk drives and related components. In 1998, he left Seagate to establish Al Shugart International, a management/consultant company focused on helping entrepreneurs launch new enterprises. Mr. Shugart also serves as a director of Cypress Semiconductor Corp., Valence Technology, Inktomi, and Sarnoff Digital Communications. Mr. Shugart holds a B.S. degree in Engineering/Physics from the University of Redlands.

                          BOARD MEETINGS AND COMMITTEES

The Board of Directors held five meetings during fiscal 1998. Each member of the Board of Directors during fiscal 1998 attended or participated in at least seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year and (ii) the total number of meetings held by all committees on which such director served during the past fiscal year. There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee and a Compensation Committee.

The Audit Committee of the Board of Directors held two meetings during fiscal 1998. The Audit Committee, which is currently comprised of Directors Federman, Lego and Mulvaney, recommends engagement of the Company's independent accountants, approves services performed by such accountants and reviews and evaluates the Company's accounting system and its system of internal controls.

The Compensation Committee of the Board of Directors held four meetings during fiscal 1998 and approved grants of options by written consent on a monthly basis. The Compensation Committee, which is comprised of Directors Campbell and Shugart, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit and stock option plans.

                              DIRECTOR COMPENSATION

Board members do not receive any cash compensation for their services as a director. Board members are also not compensated for their service on Board committees or their performance of special assignments. However, the non-employee Board members are eligible to receive periodic option grants under the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"). In addition, Dr. Meindl is paid $10,000 per annum in his capacities as Senior Technical advisor to the Company, and Ms. Lego is paid $10,000 per annum in her capacity as Financial Advisor to the Company.

Under the Directors Plan, as in effect during the 1998 fiscal year, Mr. Mulvaney received an option grant for 16,000 shares of Common Stock at an exercise price of $9.50 per share on October 22, 1998 in connection with his appointment to the Board as a non-employee director. In addition, each individual who was re-elected as a non-employee Board member at the 1998 Annual Meeting received at that time an option grant under the Directors Plan to purchase 4,000 shares of Common Stock, provided such individual had served as a non-employee Board member for at least six months. Accordingly, each of the following non-employee Board members re-elected to the Board at the 1998 Annual Meeting received an option grant for 4,000 shares on April 30, 1998, the date of that meeting, at an exercise price of $20.875 per share: Messrs. Federman, Campbell, Meindl, Rizzi and Shugart and Ms. Lego.

Each automatic grant has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and has a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option is immediately exercisable for any or all of the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease service as a Board member prior to vesting in those shares. The shares subject to the 16,000 share grant made to Mr. Mulvaney will vest in four successive equal annual installments over his period of Board service, with the first installment to vest upon his completion of one year of Board service measured from the grant date. The shares subject to the 4,000 share grant made to each non-employee Board member re-elected at the 1998 Annual Meeting will vest upon the optionee's completion of one year of Board service measured from the grant date. However, the shares subject to each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In addition, each automatic option grant may, upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding common stock, be surrendered to the Company for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with such tender offer ver (ii) the exercise price payable per share.

A number of substantial revisions will be made to the Directors Plan if Proposal No. 3 is approved by the stockholders at the Annual Meeting. Please review that proposal for further information concerning those changes.

              THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES.

                     ---------------------------------------

                                 PROPOSAL NO. 2:

                              APPROVAL OF AMENDMENT
                          TO THE 1995 STOCK OPTION PLAN
                     ---------------------------------------

The Company's stockholders are being asked to approve an amendment to the Company's 1995 Stock Option Plan (the "Option Plan") that will (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Option Plan by an additional 3,500,000 shares and (ii) implement an automatic share increase feature pursuant to which the number of shares available for issuance under the Option Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Option Plan, by an amount equal to four and thirty-six hundredths percent (4.36%) of the total number of shares outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares.

The amendment will assure that a sufficient reserve of Common Stock will continue to be available under the Option Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success. The amendment was adopted by the Board in December, 1998, subject to stockholder approval at the 1999 Annual Meeting.

The following is a summary of the principal features of the Option Plan, together with the applicable tax and accounting implications, which will be in effect if the amendment to the Option Plan is approved by the stockholders. However, the summary does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company's principal executive offices in Sunnyvale, California.

Administration

The Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee acting in such administrative capacity (the "Plan Administrator") has complete discretion (subject to the provisions of the Option
Plan) to authorize option grants under the Option Plan.

Share Reserve

A total of 9,498,711 shares of Common Stock has been reserved for issuance over the ten (10)-year term of the Option Plan including the 3,500,000-share increase for which stockholder approval is sought as part of this Proposal No 2. In addition, upon stockholder approval of this Proposal, the number of shares available for issuance under the Option Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Option Plan, by an amount equal to four and thirty-six hundredths percent (4.36%) of the total number of shares of Common Stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares.

No participant in the Option Plan may be granted stock options and separately exercisable stock appreciation rights for more than 1,000,000 shares in the aggregate under the Option Plan, and stockholder approval of this Proposal will also constitute re-approval of that limitation.

Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by the Company at the original option or issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Plan. However, should the exercise price of an option under the Option Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Option Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an option, then the number of shares of Common Stock available for issuance under the Plan will be reduced by the gross number of shares for which the option is exercised and not by the net number of shares issued to the holder of the option.

Changes in Capitalization

In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Option Plan, (ii) the maximum number and class of securities by which the share reserve may increase in any calendar year by reason of the automatic share increase provisions of the Option Plan, (iii) the maximum number and class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights over the term of the Option Plan, and (iv) the number and class of securities and the exercise price per share in effect under each outstanding option.

Eligibility

Employees of the Company and its parent and subsidiaries (whether now existing or subsequently established), non-employee members of the Board or the board of directors of any parent or subsidiary, and consultants and other independent advisors who provide services to the Company and its parent and subsidiaries
(whether now existing or subsequently established) will be eligible to participate in the Option Plan.

As of March 15, 1999,  six (6) executive  officers,  four hundred  seventy-seven
(477) other employees, and six (6) non-employee Board members were eligible to participate in the Option Plan.

Valuation

The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on that date on the Nasdaq National Market. On March 15, 1999, the closing selling price per share was $36.00.

                                  Option Grants

Price and Exercisability

Options may be granted under the Option Plan at an exercise price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten (10) years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

The exercise price may be paid in cash or in shares of the Common Stock. Vested options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Termination of Service

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

Stock Appreciation Rights

The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Option Plan:

         Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock.

         Limited stock appreciation rights may be provided to one or more officers or non-employee Board members as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer or Board member will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

Cancellation/Regrant Program

The Plan Administrator will also have the authority to effect the cancellation of outstanding options under the Option Plan which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the lower current market price of Common Stock at the time of the new grant.

On August 21, 1998, the Plan Administrator implemented an option cancellation/regrant program for employees of the Company, excluding the Company's executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $12.00 per share in return for a new option grant for the same number of shares but with an exercise price of $10.00 per share, the closing selling price per share of Common Stock as reported on the Nasdaq National Market on the August 21, 1998 grant date of the new option. Options for a total of 903,423 shares with a weighted average exercise price of $20.66 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $10.00 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the August 21, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares upon the optionee's continuation in service through August 20, 1999. The option will become exercisable for the remaining option shares in a series of quarterly installments over the optionee's period of continued service with the Company, with each such installment to become exercisable six (6) months later than the date that installment was scheduled to become exercisable under the cancelled higher-priced option.

                               General Provisions

Acceleration

In the event that the Company is acquired by merger or asset sale, each outstanding option under the Option Plan, to the extent not assumed by the successor corporation or replaced with a cash incentive program preserving the spread on the unvested option shares, will automatically accelerate in full, and all unvested shares issued under the Option Plan will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed in connection with such acquisition will immediately accelerate, and any unvested shares which do not vest at the time of such acquisition will immediately vest, in the event the individual's service with the successor entity is subsequently terminated within a specified period following the acquisition. In connection with other changes in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board as a result of one or more proxy contests for the election of Board members), the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options and the automatic vesting of all unvested shares outstanding under the Option Plan, with such acceleration or vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service.

The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Option Plan. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, the maximum amount of financing provided any individual may not exceed the cash consideration payable for the issued shares plus all applicable taxes. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

Special Tax Election

The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals may become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Stock Options

The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the Option Plan between January 1, 1998 and March 15, 1999, together with the weighted average exercise price payable per share. The number of shares and weighted average exercise price calculations include all options which were granted during the indicated period and subsequently cancelled and regranted at a lower exercise price per share on August 21, 1998.



                          OPTION TRANSACTIONS


                               Options Granted     Weighted Average
Name                          (Number of Shares)   Exercise Price ($)
----------------------------  ------------------   ------------------

Eliyahou Harari                    100,000              12.50

Daniel Auclair                      15,000              12.50

Cindy Burgdorf                      50,000              12.50

Leon Malmed                         50,000              12.50

Ralph Hudson                       110,000               8.5227

Marianne Jackson                         0               0

All executive officers
as a group (6)                     325,000              11.1538

All non-employee directors
as a group                               0               0

All employees, including
current officers who are not
executive officers as a
group (469)                      1,871,358              12.1019



As of March 15, 1999, options covering 3,839,354 shares of Common Stock were outstanding under the Option Plan, 3,968,962 shares remained available for future option grant, assuming stockholder approval of the 3,500,000-share increase which forms part of this Proposal, and 1,690,395 shares have been issued under the Option Plan.

Amendment and Termination

The Board may amend or modify the Option Plan in any or all respects whatsoever, subject to any required stockholder approval. The Board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on July 24, 2005.

                         Federal Income Tax Consequences

Option Grants

Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one
(1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

Deductibility of Executive Compensation

The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million maximum limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

                              Accounting Treatment

Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to the Company's earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by the Company over the period that the option shares are to vest. Option grants with exercise prices equal to the fair market value of the shares on the grant date will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the fair value of those options treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

The Financial Accounting Standards Board recently announced its intention to issue an exposure draft of a proposed interpretation of the current accounting principles applicable to equity incentive plans such as the Option Plan. Under the proposed interpretation, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. If the proposed interpretation is adopted, then such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to the Company's reported earnings measured by the appreciation in value of the underlying shares between the grant date of the option (or, if later, the effective date of the final interpretation) and the date the option is exercised for those shares.

Should one or more individuals be granted tandem stock appreciation rights under the option plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

                                New Plan Benefits

As of March 15, 1999, no options have been granted to date on the basis of the 3,500,000-share increase to the Option Plan which forms part of this Proposal.

                              Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the amendment to the Option Plan. Should such stockholder approval not be obtained, then any options granted on the basis of the 3,500,000 share increase which forms part of this Proposal will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, and no further options will be made on the basis of such share increase. In addition, the automatic annual share increase feature pursuant to which the number of shares available for issuance under the Option Plan would increase on the first trading day of January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Option Plan, by an amount equal to four and thirty-six hundredths percent (4.36%) of the total number of shares outstanding on the last trading day in December in the immediately preceding calendar year will not be implemented. However, the Option Plan will continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan prior to the amendment until the available reserve of Common Stock under the Option Plan as last approved by the stockholders is issued.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE OPTION PLAN.

         --------------------------------------------------------------

                                 PROPOSAL NO. 3:

                             APPROVAL OF AMENDMENTS
              TO THE 1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
         --------------------------------------------------------------

The Company's stockholders are being asked to approve a series of amendments to the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan") which will effect the following changes:

(i) The maximum number of shares of Common Stock authorized for issuance over the term of the Directors Plan will be increased by an additional 200,000 shares.

(ii) An automatic share increase feature will be implemented pursuant to which the number of shares available for issuance under the Directors Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Directors Plan, by an amount equal to two tenths of one percent (0.2%) of the total number of shares outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 100,000 shares.

(iii) Each individual who is first elected or appointed as a non-employee Board member at or after the 1999 Annual Stockholders Meeting will automatically be granted, on the date of such initial election or appointment, a non-statutory stock option to purchase 32,000 shares of Common Stock. Previously, newly elected or appointed non-employee Board members received an initial option grant for 16,000 shares of Common Stock.

(iv) On the date of each Annual Stockholders Meeting, beginning with the 1999 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted, whether or not such individual is standing for re-election as a Board member at that Annual Meeting, a non-statutory stock option to purchase an additional 8,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months prior to the date. Previously, such annual option grants were for only 4,000 shares of Common Stock.

The amendments will allow the Company to offer a more meaningful equity compensation package in order to attract and retain highly-qualified individuals to serve as non-employee Board members. The amendments were adopted by the Board in December 1998, subject to stockholder approval at the 1999 Annual Meeting.

The following is a summary of the principal features of the Directors Plan, together with the applicable tax and accounting implications, which will be in effect if the amendments to the Directors Plan are approved by the stockholders. However, the summary does not purport to be a complete description of all the provisions of the Directors Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company's principal executive offices in Sunnyvale, California.

The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) are determined by the express provisions of the Directors Plan. Neither the Board nor any committee of the Board will perform any discretionary functions under the Directors Plan. Stockholder approval of this Proposal will also constitute approval of each option granted under the Directors Plan at or after the 1999 Annual Meeting and the subsequent exercise of that option in accordance with the terms of the Directors Plan described in this Proposal.

Share Reserve

A total of 400,000 shares of Common Stock has been reserved for issuance over the ten-year term of the Directors Plan, including the 200,000-share increase which forms part of this Proposal. In addition, upon stockholder approval of this Proposal, the number of shares available for issuance under the Directors Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Directors Plan, by an amount equal to two tenths of one percent (0.2%) of the total number of shares of Common Stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 100,000 shares. The shares of Common Stock issuable under the Directors Plan may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Directors Plan. In addition, unvested shares issued under the Directors Plan and subsequently repurchased by the Company at the option exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Directors Plan. However, shares subject to any option surrendered in accordance with the option surrender provisions of the Directors Plan will not be available for subsequent issuance.

Changes in Capitalization

In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Directors Plan, (ii) the maximum number and class of securities by which the share reserve may increase in any calendar year by reason of the automatic share increase provisions of the Directors Plan, (iii) the number and class of securities for which option grants are subsequently to be made to newly-elected or continuing non-employee Board members and (iv) the number and class of securities and the exercise price per share in effect under each outstanding option.

Eligibility

Only non-employee Board members will be eligible to receive option grants under the Directors Plan. As of March 15, 1999, six (6) non-employee Board members were eligible to participate in the Directors Plan.

Valuation

The fair market value per share of Common Stock on any relevant date under the Directors Plan will be the closing selling price per share on that date on the Nasdaq National Market. On March 15, 1999, the closing selling price per share was $36.00.

                                  Option Grants

Under the terms of the amended Directors Plan, each individual who first becomes a non-employee Board member at or after the 1999 Annual Meeting, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 32,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. In addition, each non-employee Board member who is to continue to serve on the Board will receive a 8,000-share automatic option grant on the date of each Annual Stockholders Meeting, beginning with the 1999 Annual Meeting, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 8,000-share option grants that any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have been in the prior employ of the Company will be eligible to receive one or more of those annual grants.

Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the grant date. The exercise price will be payable in cash or in shares of Common Stock or through a same-day sale program with no cash outlay by the optionee. The option will have a maximum term of ten (10) years measured from the grant date, subject to earlier termination at the end of the twelve (12)-month period measured from the date of the optionee's cessation of Board service. Each option will be immediately exercisable for any or all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial 32,000-share option grant will vest in four (4) successive equal annual installments upon the optionee's completion of each year of Board service over the four (4)-year period measured from the grant date. The shares subject to each annual 8,000-share option grant will vest in full upon the optionee's completion of one
(1) year of Board service measured from the grant date. The option may be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Vesting Acceleration

The shares subject to each option will immediately vest upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership. In addition, upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock, each outstanding automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the highest price per share of Common Stock paid in connection with such tender offer over (b) the exercise price payable for such share. Stockholder approval of this Proposal will constitute pre-approval of each such option surrender right subsequently granted under the Directors Plan and the subsequent exercise of that right in accordance with the terms of the Directors Plan.

The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Stock Awards

The table below shows, as to each of the Company's non-employee Board members, the number of shares of Common Stock subject to options granted under the Directors Plan between the January 1, 1998 and March 15, 1999, together with the weighted average exercise price payable per share. Only non-employee Board members received option grants under the Directors Plan.



                              OPTION TRANSACTIONS




                                         Options Granted    Weighted Average
Name                                    (Number of Shares)   Exercise Price
--------------------------------------  ------------------  ----------------
Irwin Federman, Chairman                      4,000              20.875

William Campbell                              4,000              20.875

Catherine Lego                                4,000              20.875

James Meindl                                  4,000              20.875

Thomas Mulvaney                              16,000               9.50

Alan Shugart                                  4,000              20.875

Joseph Rizzi (1)                              4,000              20.875

All non-employee directors as a group        40,000              16.325

As of March 15, 1999 options covering 124,000 shares of Common Stock were outstanding under the Directors Plan, 276,000 shares remained available for future option grant (including the 200,000-share increase which forms part of this Proposal) and no shares have been issued under the Directors Plan.

(1) Mr. Rizzi resigned from the Board as of October 22, 1998.

Amendment and Termination

The Board may amend or modify the provisions of the Directors Plan at any time. Certain amendments to the Directors Plan may require stockholder approval pursuant to applicable laws or regulations. The Board may terminate the Directors Plan at any time, and the Directors Plan will in all events terminate on July 24, 2005.

                         Federal Income Tax Consequences

Options granted under the Directors Plan are all non-statutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The Federal income tax treatment for non-statutory options is as follows:

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when those shares vest, an amount equal to the excess of (i) the fair market value of the shares at time of vesting over (ii) the exercise price paid for those shares. The optionee may, however, elect under
Section 83(b) of the Internal Revenue Code to include as ordinary income, in the year in which the option is exercised, an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares subsequently vest.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

                              Accounting Treatment

Under current accounting principles, option grants to non-employee Board members with exercise prices equal to the fair market value of the shares on the grant date will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as compensation expense. However, under a recently-proposed interpretation of those accounting principles, option grants made to non-employee Board members after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. If the proposed interpretation is adopted, such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.
                                New Plan Benefits

No option grants have been made on the basis of the 200,000-share increase to the Directors Plan which forms part of this Proposal. At the 1999 Annual Meeting, each of the following non-employee Board members who will continue to serve in such capacity will automatically be granted an option to purchase 8,000 shares of Common Stock at an exercise price per share equal to the closing selling price per share of Common Stock on that grant date: Messrs: Federman, Campbell, Meindl, Mulvaney, Shugart and Ms. Lego.

                              Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the amendments to the Directors Plan. Should such stockholder approval not be obtained, then none of the changes to the Directors Plan will be implemented. Accordingly, each of the non-employee Board members who are re-elected at the 1999 Annual Meeting will receive an automatic option grant for 4,000 shares at that meeting, and the newly elected or appointed non-employee Board members will each receive an option grant for 16,000 shares at the time they first join the Board. In addition, the share reserve under the Directors Plan will remain limited to 200,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE DIRECTORS PLAN.

                 -----------------------------------------------

                                 PROPOSAL NO. 4:

                              APPROVAL OF AMENDMENT
                       TO THE EMPLOYEE STOCK PURCHASE PLAN
                 -----------------------------------------------

The Company's stockholders are being asked to approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") that will (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 300,000 shares to a total of 1,183,333 shares and (ii) implement an automatic share increase feature pursuant to which the number of shares available for issuance under the Purchase Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Purchase Plan, by an amount equal to forty-three hundredths of one percent (0.43%) of the total number of shares outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 200,000 shares. The amendment to the Purchase Plan was adopted by the Board of Directors in December 1998, subject to stockholder approval at the 1999 Annual Meeting.

The amendment will allow the Company to maintain a sufficient share reserve under the Purchase Plan so that eligible employees of the Company and its participating affiliates will continue to have the opportunity to acquire an equity interest in the Company and thereby further align their interests with those of the stockholders.

The terms and provisions of the Purchase Plan as most recently amended are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary at the Company's principal offices in Sunnyvale, California.

Administration

The Purchase Plan is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Securities Subject to the Purchase Plan

If the 300,000-share increase which forms part of this Proposal is approved at the Annual Meeting, then the total number of shares of Common Stock reserved for issuance in the aggregate over the term of the Purchase Plan and the Company's International Employee Stock Purchase Plan, a comparable stock purchase plan for employees of the Company's foreign subsidiaries who are not residing in the U.S. (the "International Plan"), will be increased to 1,183,333 shares. Accordingly, stockholder approval of this Proposal will also result in an increase to the number of shares of Common Stock issuable under the International Plan, subject to the aggregate limitation of 1,183,333 issuable shares over the term of this Plan and the International Plan. In addition, upon stockholder approval of this Proposal, the number of shares available for issuance under the combined reserve under the Purchase Plan and the International Plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002 and continuing over the remaining term of the Purchase Plan, by an amount equal to forty-three hundredths of one percent (0.43%) of the total number of shares of Common Stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 200,000 shares. The shares may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

In the event that any change is made to the Company's outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable in the aggregate over the term of the Purchase Plan and the International Plan, (ii) the maximum number and class of securities by which the combined share reserve under the Purchase Plan and International Plan may increase in any calendar year by reason of the automatic share increase provisions of the Purchase Plan, (iii) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and (iv) the class and number of securities and the price per share in effect under each outstanding purchase right.

Purchase Periods and Purchase Rights

Shares of Common Stock are offered under the Purchase Plan through a series of successive offering periods. Each such offering period will have a duration of six (6) months. The offering periods will start on the first business day in February and August each year, and each such offering period will have a single purchase date that coincides with the last business day of that six (6)-month offering period. For example, the current offering period began on February 1, 1999 and will end on July 30, 1999. That latter date will also be the date on which the shares for the current offering period will be purchased.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan.

Only individuals who are eligible employees at the start of an offering period may join that offering period. At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock on the purchase date for that offering period. Purchase dates will occur on the last business day in January and July each year, and all payroll deductions collected from the participant for the period ending with each such purchase date will automatically be applied to the purchase of Common Stock.

As of March 15, 1999, the Company estimated that approximately 474 employees, including 5 executive officers, were eligible to participate in the Purchase Plan.

Purchase Price

The purchase price of the Common Stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the offering period or (ii) the fair market value on that purchase date.

The fair market value per share of Common Stock on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the Nasdaq National Market. On March 15, 1999, the closing selling price per share of Common Stock on the Nasdaq National Market was $36.00.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her cash compensation (base salary plus bonus, overtime and commissions) to be applied to the acquisition of Common Stock at semi-annual intervals. Accordingly, on each semi-annual purchase date (the last business day in January and July each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase date.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:
      - Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

      - Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

      - No participant may purchase more than 750 shares of Common Stock on any one purchase date. However, the Plan Administrator may increase or decrease this per participant limit as of the start date of any new offering period under the Purchase Plan.

Termination of Purchase Rights

The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant's election, either be applied to the purchase of shares on the next semi-annual purchase date or refunded.

The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Common Stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition

Share Pro-Ration

Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earliest of (i) the last business day in July, 2005, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company.

The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Federal Tax Consequences

The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start of the offering period in which such shares are acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which the shares are acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant's entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

The issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

Stock Issuances

The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan between January 1, 1998 and March 15, 1999, together with the weighted average purchase price paid per share.


                     PURCHASE PLAN TRANSACTIONS


                                      Number of    Weighted
                                      Purchased    Average
            Name                      Shares       Purchase Price
------------------------------------  ----------   --------------

Dr. Eli Harari,
President and
Chief Executive Officer                   750       8.8188

Cindy Burgdorf
Chief Financial Officer,
Senior Vice President,
Finance and Administration              2,072      11.1542

Leon Malmed
Senior Vice President,
Marketing and Sales                     2,120      11.2866

Daniel Auclair
Senior Vice President,
Business Development and
Technology Licensing                    2,044      11.0742

Ralph Hudson
Senior Vice President,
Operations                                  0       0

Marianne Jackson
Vice President,
Human Resources                         1,001      12.2713

All executive officers
as a group (6)                          7,987      11.0896

All non-employee directors
as a group(6)                               0       0

All employees, including
current officers who are not
executive officers as a group (305)   215,744      10.2618



As of March 15, 1999, 441,878 shares of Common Stock had been issued under the Purchase Plan, and 741,455 shares were available for future issuance, assuming stockholder approval of the 300,000-share increase which forms part of this Proposal.


                                New Plan Benefits

As of March 15, 1999, no shares have been purchased on the basis of the 300,000-share increase to the Purchase Plan.

                              Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the share increase to the Purchase Plan. Should such stockholder approval not be obtained, then the maximum number of shares of Common Stock that may be issued over the term of the Purchase Plan will remain at the level of 883,333 shares, and the automatic share increase feature to the Purchase Plan will not be implemented. However, the Purchase Plan will continue to remain in effect, and stock purchases may continue to be made pursuant to the provisions of the Purchase Plan until the available reserve of Common Stock under the Purchase Plan is issued.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PURCHASE PLAN.

            ---------------------------------------------------------

                                 PROPOSAL NO. 5:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
            ---------------------------------------------------------

The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending January 2, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP has audited the Company's financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 2, 2000.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 15, 1999 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding Common Stock, (ii) each director of the Company and each nominee for director,
(iii) the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who are named in the summary compensation table below, and (iv) all current executive officers and directors of the Company as a group.

                                                Amount and Nature of
                                               Beneficial Ownership(1)
Name or Group of Beneficial Owners     Number of Shares     Percent Owned(2)

Seagate Technology, Inc...............    6,141,374              22.90%
  Scotts Valley, CA
FMR Corp.(3)..........................    2,965,000              11.06
    Boston, MA
Denver Investment (3).................    1,677,000               6.25
  Denver, CO
Dimensional Fund Advisors, Inc. (3)...    1,703,700               6.35
  Santa Monica, CA
William Campbell (4)..................       51,608                  *
Irwin Federman (5)....................       61,686                  *
Catherine P. Lego (6).................       68,037                  *
Dr. Eli Harari (7)....................    1,318,185               4.92
Dr. James D. Meindl (8)...............       69,665                  *
Thomas F. Mulvaney (9)................    6,157,374              22.96
Alan F. Shugart (10)..................       28,000                  *
Daniel Auclair (11)...................      188,695                  *
Cindy Burgdorf (12)...................      194,257                  *
Leon Malmed (13)......................      132,971                  *
Ralph Hudson..........................            0                  *
Marianne Jackson (14).................       14,083                  *
All directors and executive
officers as a group
(11 persons) (15).....................    8,270,478              30.84

---------
 *     Less than 1% of the outstanding Common Stock

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 15, 1999, including, but not limited to, upon the exercise of an option.

(2) Percentage of beneficial ownership is based upon 26,819,100 shares of Common Stock, all of which were outstanding on March 15, 1999. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 15, 1999, including, but not limited to, upon the exercise of an option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Based upon a review of 13G filings made with the Securities and Exchange Commission during 1998, the table above includes all greater than 5% stockholders.

(3)    Based on a Schedule 13G filed with the SEC in February 1999.

(4) Includes 12,000 shares owned by Mr. Campbell in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(5) Includes 28,000 shares owned by Mr. Federman in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(6) Includes 12,000 shares owned by Ms. Lego in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(7) Includes 1,085,840 shares held in the name of a trust for the benefit of Dr. Harari and his wife. Also includes 206,769 shares owned by Dr. Harari in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 13,333 shares owned directly by his son and 11,493 shares held in the name of a trust for the benefit of his children.

(8) Represents 57,665 shares held as community property in the name of Dr. Meindl and his wife. Also includes 12,000 shares owned by Mr. Meindl in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(9) Includes 16,000 shares owned by Mr. Mulvaney in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Represents 6,141,374 shares beneficially owned by Seagate Technology, Inc. ("Seagate"). Mr. Mulvaney is Senior Vice President, General Counsel and Secretary of Seagate. Mr. Mulvaney disclaims beneficial ownership of the securities held by Seagate.

(10) Includes 28,000 shares owned by Mr. Shugart in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(11) Includes 93,540 shares owned by Mr. Auclair in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes an aggregate of 8,540 shares owned by his children held in his name as custodian.

(12) Includes 184,686 shares owned by Ms. Burgdorf in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(13) Includes 55,520 shares owned by Mr. Malmed in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(14)   Ms. Jackson's employment with the Company ended on October 31, 1998.

(15) Includes 648,515 shares subject to options, including those identified in notes (4), (5), (6), (7), (8), (9), (10), (11), (12), and (13).

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1998 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all executive officers and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year.


                                    FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 26, 1999. Stockholders may obtain a copy of this report, without charge, by writing to Cindy Burgdorf, Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary of the Company, at the Company's principal executive offices located at 140 Caspian Court, Sunnyvale, California 94089.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

                 Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned, by (i) the Company's Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 1998 fiscal year was in excess of $100,000, and (iii) one executive officer who terminated employment during the 1998 fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. Such individuals will be hereafter referred to as the Named Executive Officers. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 1998 fiscal year has resigned or terminated employment during that fiscal year.

                           Summary Compensation Table

                                                                         Long-Term
                                                                         Compensation     All Other
                                          Annual Compensation            Awards           Compensation
                                 ------------------------------------    ------------     ------------
                                                                         Securities
Name and Principal                                                       Underlying
Position                          Years    Salary($)(1)   Bonus($)(2)    Options(#)
------------------------------    -----    -----------    -----------    ------------

Dr. Eli Harari                    1998     $ 303,529      $ 0               100,000          $ 0
 President and Chief              1997     $ 273,384      $ 208,920         100,000          $ 0
 Executive Officer                1996     $ 232,875      $130,992           75,000          $ 0

Cindy Burgdorf                    1998     $ 196,501      $ 0                50,000          $ 0
 Chief Financial Officer,         1997     $ 189,212      $ 69,309           25,000          $ 0
 Senior Vice President,           1996     $ 174,477      $ 54,806           30,000          $ 0
 Finance and Administration
 and Secretary

Leon Malmed                       1998     $ 215,938      $ 0                50,000          $ 0
 Senior Vice President            1997     $ 210,781      $ 76,047           25,000          $ 0
 Marketing and Sales              1996     $ 195,903      $ 60,636           30,000          $ 0

Daniel Auclair                    1998     $ 202,590      $ 0                15,000          $ 0
 Senior Vice President            1997     $ 197,760      $ 58,677                0          $ 0
 Business Development &           1996     $ 186,464      $ 54,876           30,000          $ 0
 Intellectual Property

Marianne Jackson (3)              1998     $ 138,053      $ 0                     0          $ 0
 Vice President Human             1997     $ 146,967      $ 32,180           12,000          $ 0
 Resources                        1996     $ 138,955      $ 27,363           15,000          $ 0

Ralph Hudson                      1998    $   76,933      $105,772 (4)      110,000          $ 0
 Senior Vice President
 Operations

--------------------
(1) Includes salary deferral contributions to the Company's 401(k) Plan.
(2) Bonus earned for the year indicated but paid in the following year (excluding bonus to Mr. Hudson).
(3) Ms. Jackson terminated her employment with the Company on October 31, 1998.
(4) Mr. Hudson joined the Company on August 17, 1998 and was paid this one-time hiring bonus.


Stock Options

The following table contains information concerning the stock option grants made to each of the Named Executive Officers for fiscal 1998. Except for the limited stock appreciation rights described in footnote (1) below, no stock appreciation rights were granted to those individuals during such year.


                                                  Individual Grants
                     Number of                                                  Potential Realizable
                     Securities                                                   Value at Assumed
                     Underlying     % of Total                                  Annual Rates of Stock
                     Options        Options Granted  Exercise                     Price Appreciation
                     Granted        to Employees in  Price        Expiration      For Option Term(6)
Name                 (#)(3)         Fiscal Year(4)   ($/Sh)(5)    Date          5%($)          10%($)
-----------------    ----------     ---------------  ----------   ----------   -------       ---------
Cindy Burgdorf        50,000(1)           2.29%          12.50      12/14/08   393,059         996,089
Leon Malmed           50,000(1)           2.29%          12.50      12/14/08   393,059         996,089
Daniel Auclair        15,000(1)           0.69%          12.50      12/14/08   117,917         298,826
Ralph Hudson         100,000(2)           4.58%          8.125        9/8/08   510,977       1,294,916
                      10,000(1)           0.46%          12.50      12/14/08    78,612         199,218
Marianne Jackson           0                 0%            N/A           N/A         0               0

(1) Each option will become exercisable for 25% of the option shares upon the optionee's completion of one year of service measured from December 15, 1998, the vesting commencement date, and the option will become exercisable for the remaining shares in a series of successive equal quarterly installments upon the optionee's completion of each additional three
     (3)-month period of service with the Company over the 36-month period beginning December 15, 1999 and ending December 14, 2002.

(2) The option will become exercisable for 25% of the option shares upon Mr. Hudson's completion of one year of service measured from September 9, 1998, the vesting commencement date, and the option will become exercisable for the remaining shares in a series of successive equal quarterly installments upon his completion of each additional three (3)-month period of service with the Company over the 36-month period beginning September 9, 1999 and ending September 8, 2002.

(3) Each option will become immediately exercisable for all the option shares upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option includes a limited stock appreciation right that will allow the optionee, upon the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, to surrender that option to the Company, to the extent the option is at the time exercisable for vested shares, in exchange for a cash distribution based on the tender offer price.

(4) The Company granted options to purchase 2,182,058 shares of Common Stock to employees during 1998. Options for 903,423 of those shares represented options issued in replacment of higher-price options for the same number of shares which were cancelled as part of the August 1998 cancellation/regrant program.

(5) The exercise price may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date. The Company may finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(6) Potential gains are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

The following table sets forth information concerning option exercises and option holdings for the 1998 fiscal year by each of the Named Executive Officers. Except for the limited stock appreciation rights described in footnote
(1) to the Stock Options table above, no stock appreciation rights were exercised during such year or were outstanding at the end of that year.



                                                             Number of Securities
                                                           Underlying Unexercised          Value of Unexercised
                                                            Options at FY-End (#)    in-the-Money Options at FY-End $(1)
------------------------- ------------- ---------------- --------------------------- -----------------------------------
                             Shares        Aggregate
                          Acquired on        Value
       Name               Exercise (#)    Realized($)     Exercisable  Unexercisable   Exercisable     Unexercisable
------------------------- ------------- ---------------- ------------- ------------- --------------- ----------------
Eli Harari                           0                0    195,832(2)       212,500       1,192,176          104,688
Cindy Burgdorf                       0                0    181,249(3)        83,750       1,786,867           48,125
Leon Malmed                    114,566        1,718,194      52,083(4)       83,750         240,000           48,125
Daniel Auclair                  51,666          524,369      96,666(5)       34,815         688,945           26,250
Ralph Hudson                         0                0             0       110,000               0          506,250
Marianne Jackson(6)             39,143          309,886             0             0               0                0



(1) Based on the fair market value of the Company's Common Stock at December 24, 1998, $13.125 per share, (the closing selling price of the Company's Common Stock on that date on the Nasdaq National Market) less the exercise price payable for such shares.

(2) Includes 50,000 shares that are unvested and subject to repurchase by the Company.

(3) Includes 26,666 shares that are unvested and subject to repurchase by the Company.

(4) Includes 20,695 shares that are unvested and subject to repurchase by the Company.

(5) Includes 33,333 shares that are unvested and subject to repurchase by the Company.

(6) Ms.  Jackson's employment with the Company ended on October 31, 1998.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option Plan under which grants may be made to executive officers and other key employees. The Compensation Committee is comprised of three non-employee Board members, William V. Campbell and Alan F. Shugart.

GENERAL COMPENSATION POLICY. The overall policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial and individual performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors. The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. The Compensation Committee may, however, at its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

* Base Salary. For comparative compensation purposes for the 1998 fiscal year, the Compensation Committee selected a peer group of companies within the industry which are comparable in size and growth pattern with the Company and which compete with the Company for executive talent. The base salary for each officer was then determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies
(determined on the basis of their published 1997 fiscal year data), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. The compensation level for the Company's executive officers for the 1998 fiscal year ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for executive officers with comparable positions at the peer group companies, based on the published 1997 fiscal year data for those companies.

In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the S&P Electronics Semiconductor Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

* Annual Incentive Compensation. Annual bonuses are earned by each executive officer on the basis of the Company's achievement of certain corporate financial performance targets established for the fiscal year and the individual's level of performance. For fiscal year 1998, a minimum of 75% of the bonus target was measured on the basis of Company performance and the remainder of the bonus target was tied to individual performance. Company performance was measured on the basis of pre-tax profit (exclusive of royalties) and net revenue targets established by the Compensation Committee at the start of the 1998 fiscal year. Because these targets were not met for the year, no executive officers were awarded bonuses for fiscal 1998 on this basis as indicated for them in the Summary Compensation Table which appears earlier in this proxy statement. However, Mr. Hudson was paid a one-time hiring bonus in 1998 as indicated in the Summary Compensation Table which appears earlier in this proxy statement.

* Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

CEO COMPENSATION. In setting Dr. Harari's base salary as Chief Executive Officer for the 1998 fiscal year, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance. The base salary established for Dr. Harari on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Harari's compensation was not affected to any significant degree by Company performance factors and was at the 50th percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes. The remaining components of the compensation earned by Dr. Harari for the 1998 fiscal year were entirely dependent upon financial performance and provided no dollar guarantees. No cash bonus was paid to Dr. Harari for the 1998 fiscal year, because the Company failed to attain the pre-tax profit and net revenue targets established by the Compensation Committee for that year.

A stock option for an additional 100,000 shares of Common Stock was granted to Dr. Harari on December 15, 1998 in order to bring his level of unvested stock option holdings to a level the Compensation Committee deemed appropriate to provide him with a meaningful incentive to remain in the Company's employ and contribute to the financial success of the Company in the form of stock price appreciation.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed that limit. In addition, the Company's 1995 Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

         William V. Campbell, Compensation Committee Member
         Alan F. Shugart, Compensation Committee Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company's Board of Directors was formed in June 1990 and is comprised of Messrs. William V. Campbell and Alan F. Shugart. Neither of these individuals was at any time during fiscal 1998, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the 1995 Stock Option Plan, the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers will immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan will immediately vest, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) within twelve (12) months after any acquisition of the Company by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1995 Stock Option Plan to provide for the accelerated vesting of the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a successful tender offer for more than fifty percent (50%) of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership.

                                PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the Standard & Poors 500 Stock Index, a broad market index published by S&P, and a selected S&P Electronics/Semiconductor company stock index compiled by Morgan Stanley & Company. The comparison for each of the periods assumes that $100 was invested on November 7, 1995 (the date of the Company's initial public offering) in the Company's Common Stock, the stocks included in the S&P 500 Stock Index and the stocks included in the S&P Electronics/Semiconductor company index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investor

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                     NOVEMBER 7, 1995 TO DECEMBER 24, 1998.


                     AMONG SANDISK, S&P 500 STOCK INDEX AND
                   S&P ELECTRONICS SEMICONDUCTOR COMPANY INDEX

                          SanDisk           S&P Electronics
          Date           Corporation       Semiconductor Index     S&P 500

        07-Nov-95            100.00              100.00            100.00
        26-Feb-96            152.50               86.11            111.73
        12-Jun-96            137.50               96.40            115.77
        27-Sep-96            160.00              115.14            119.51
        15-Jan-97            107.50              163.93            134.38
        02-May-97            125.00              187.48            143.17
        19-Aug-97            213.75              231.60            164.01
        04-Dec-97            236.25              174.25            173.23
        25-Mar-98            250.00              177.83            197.07
        13-Jul-98            131.25              188.30            209.31
        27-Oct-98             90.63              197.12            192.16
        24-Dec-98            131.25              282.97            221.77



Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or graph be incorporated by reference into any future filings.

                              CERTAIN TRANSACTIONS

The Company has a strategic relationship with Seagate Technology, Inc. ("Seagate"). In January 1993, Seagate acquired a 25% ownership interest in the Company. As of March 15, 1999, Seagate owns 22.9% of the Company's outstanding Common Stock. Seagate has the right to nominate one director to the Company's Board of Directors. Thomas F. Mulvaney, Seagate's Senior Vice President, General Counsel and Secretary, serves as Seagate's nominee to the Company's Board of Directors. The Shareholder Rights Plan, adopted by the Board of Directors on April 21, 1997, permits Seagate to continue to hold its ownership interest in the Company without triggering the provisions of the plan.

The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers.

                                 OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of stockholders to be held in 2000 must be received by December 13, 1999 in order to be included in the proxy statement and proxy relating to that meeting.

In addition, the proxy solicited by the Board of Directors for the Annual Meeting to be held in 2000 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than February 24, 2000.

                                BY ORDER OF THE BOARD OF DIRECTORS






                                 CINDY BURGDORF
                                 Chief Financial Officer,
                                 Senior Vice President,
                                 Finance and Administration and Secretary

                                 March 30, 1999






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